Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SCHOLAR ROCK HOLDING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	2022 Inducement Equity Plan Common Stock, $0.001 par value per share	457(h)(2)	1,000,000	(3)	$27.77	(2)	$27,770,000	(2)	$0.0001531	$4,252
Total Offering Amounts Total Fees Previously Paid Total Fee Offsets Net Fee Due			1,000,000				$27,770,000			$4,252
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										$4,252

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $27.77 per share, which is the average of the high and low prices of common stock on November 5, 2024, as reported on the NASDAQ Global Market.
(3)	Represents shares of common stock initially reserved for issuance pursuant to future awards under the Company’s 2022 Inducement Equity Plan, as amended, consisting of 1,000,000 new shares.